Exhibit 10.32

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 24th day of JANUARY 2022.

BETWEEN:

IVANHOE ELECTRIC INC., having an office at Suite 606-999 Canada Place, Vancouver, British Columbia, Canada, V6C 3E1

(the "Company")

AND:

GLEN KUNTZ, residing at [***]

(the "Employee")

WHEREAS:

(A)	Ivanhoe Electric Inc. is a technology led Exploration Company with corporate offices located in Vancouver, British Columbia, Canada. Through subsidiaries and investment, the Company funds and manages exploration programs in several jurisdictions globally;

(B)	the Company wishes to engage the Employee as Chief Technical and Innovation Officer of the Company (the “Position”);

(C)	the Employee’s payroll and benefit plans and other related employee costs will be administered by Global Mining Management Corporation (“Global”) and all related costs will be paid by the Company in accordance with the Global Mining Management Corporation Shareholders’ Corporate Management and Cost Sharing Agreement dated December 4, 2013 as amended January 1, 2016; and

(D)	the parties hereto wish to enter into this Agreement for the purpose of fixing the compensation and terms applicable to the employment of the Employee during the period hereinafter set out.

NOW THEREFORE THIS AGREEMENT WITNESSES that the parties hereto, in consideration of the respective covenants and agreements on the part of each of them herein contained do hereby covenant and agree as follows:

Section 1               Employment

1.1           The Company hereby engages the Employee, and the Employee acknowledges and agrees, to perform the function of Chief Technical and Innovation Officer for the Company based in Thunder Bay, Ontario, Canada, reporting to Eric Finlayson, President of the Company and, in fulfilment of the Position, will carry out such duties and responsibilities as are customarily performed by persons in such role within the industry.

1.2           The Employee may be expected to travel outside of Canada to the Company's offices and project sites as required.

Section 2               Term

This Agreement will be effective from the date hereof and will remain in full force and effect until terminated as hereinafter provided.

Section 3               Responsibility

Subject to the approval and/or ratification of the Board of Directors (the “Board”), the Employee will have the authority and duty to perform and carry out such duties and responsibilities as are customarily carried out by persons holding similar positions in other companies comparable in size to the Company and such additional and related duties as may from time to time be assigned, delegated, limited or determined by the Board.

Section 4               Other Activities

4.1           The Employee's employment hereunder shall be full-time and exclusively for the benefit of the Company. By accepting employment hereunder with the Company, the Employee agrees not to undertake, or be engaged in the performance of, any work, services or other business activity, directly or indirectly, for any other person, firm, company, other legal entity or governmental agency or organization, with the exception of the Employee’s directorship, officership or employment with the Company, unless such activities will not interfere with, or impede, in any significant manner the performance of his or her duties in the Position, and provided that:

(a)	before the Employee can engage in any work, services or other business activity which involves the Employee owning or acquiring any interest, directly or indirectly, in any mining or technology property or the rendering of any advice or service to another person, partnership or other legal entity or a joint venture engaged in the business of exploring for and/or mining minerals, the Employee must disclose full particulars thereof in writing to the Board and within 15 days after the date of such disclosure, the Employee must receive from the Board a decision that such activities by the Employee will not, in the opinion of the Board, interfere or be in conflict with the Employee's performance of his or her duties to the Company hereunder, and

(b)	before engaging in any work, services or business activity other than the kind described in sub-paragraph (a) of this Section 4, the Employee shall have disclosed same in writing to the Board.

4.2           The Employee shall refer to the Board any and all facts, matters and transactions that may affect the Employee's relationship with the Company or the Employee’s ability to perform their duties, or in respect of which an actual or potential conflict of interest between the Employee and the Company has arisen or may arise, however remote the possibility, and the Employee shall not proceed with any such matter or transaction until the Board’s approval therefor is obtained. For purposes of clarification, this provision is not intended to limit in any way the Employee's other fiduciary obligations to the Company that may arise in law or in equity.

4.3           Without limiting the generality of the foregoing, the Employee acknowledges, covenants and agrees that under no circumstances will his or her provision of services in the Position involve or include, nor will the Employee be asked by any officer of the Company to engage in, any activities contrary to the Corruption of Foreign Public Officials Act (Canada) or the United States Foreign Corrupt Practices Act and any other similar legislation in the jurisdiction in which the Employee is employed.

4.4	The Employee shall adhere to the Company's policies in effect from time to time.

Section 5               Compensation

5.1	In consideration of the performance by the Employee of his or her responsibilities and duties in the Position hereunder:

(a)	The Company shall pay the Employee the sum of C$275,000.00 (the "Base Salary") per year. The Base Salary and all other forms of compensation payable hereunder are subject to deduction for all applicable taxes, payroll deductions and withholdings required by law and otherwise in accordance with the payroll practices of the Company for similarly situated employees of the Company. All payments by the Company on account rendered by the Employee shall be made to a bank account designated by the Employee; provided that, the Company may decline to make payments to the Employee at the place so designated, and may make payments by cheque, draft or money order instead, if the Company determines that such payment in such jurisdiction would violate the laws of the jurisdiction of the place of payment specified by the Employee or the laws of any other country or the Company determines that making such payment in such place would be prejudicial to the Company notwithstanding any indemnification given by the Employee to the Company;

(b)	The Base Salary will be reviewed annually and, if increased, such increased amount shall be the Base Salary hereunder;

(c)	The Company shall pay the Employee a one-time sign-on bonus in the amount of C$50,000.00 payable on the Employee’s first payroll;

(d)	The Employee will be entitled to participate in the compensation plans of the Company in effect from time to time, subject to the terms of the applicable plans;

(e)	The Employee will be eligible to receive short term and long term incentive awards, based on the terms and conditions of the Company's then effective securities-based incentive plans;

(f)	The Employee will be entitled to participate in employee benefit plans (including health, medical, dental, and other insurance benefits) from time to time in effect for similarly situated employees of the Company, except to the extent such plans are duplicative of benefits otherwise provided to the Employee. The Employee's participation will be subject to the terms of the applicable plan documents and generally applicable policies of the Company; and

(g)	The Company will reimburse the cost of professional subscriptions to any professional society or organization directly affiliated with the Employee's role in the Company, as determined by the Company at its discretion.

Section 6               Expenses

The Company will reimburse the Employee for all reasonable and documented expenses actually and necessarily incurred by the Employee in connection with the performance of his or her duties under this Agreement in accordance with the policies of the Company in effect from time to time. The Employee will furnish the Company with an itemized account of his or her expenses in such form or forms as may reasonably be required by the Company and at such times or intervals as may be required by the Company.

Section 7               Vacation

7.1           The Employee will be entitled to a paid vacation of twenty-five (25) days within each 12-month period during the term of this Agreement, to be calculated from the date of commencement of employment set forth in Section 2 herein. This vacation must be taken at such times as shall have been approved by the Company and on dates that do not adversely compromise the Employee's performance of his or her duties under this Agreement.

7.2           The Employee may carry forward a maximum of ten (10) days’ vacation from one entitlement year to the next with the prior approval of the Company. Any such vacation carried forward must be taken by 31 March in the subsequent entitlement year. Any unused vacation in excess of ten (10) days will be forfeit.

Section 8               Indemnity

The Company shall indemnify and save harmless the Employee from any and all claims, damages, losses or costs, including but not limited to, those relating to loss or damage to property, or injury to, or death of any person or persons arising from or out of the Employee's performance of his or her obligations under this Agreement.

Section 9               Consent to Use Personal Information

9.1	The Employee acknowledges and agrees that the Company has the right to collect, use and disclose his or her personal information for purposes relating to his or her employment with the Company, including:

(a)	ensuring that he or she is paid for his or her services to the Company;

(b)	administering any benefits to which he or she is or may become entitled to, including bonuses, medical, dental, disability and life insurance benefits, and/or incentive securities. This shall include the disclosure of his or her personal information to any insurance company and/or broker or to any entity that manages or administers the Company’s benefits on behalf of the Company;

(c)	compliance with any regulatory reporting and withholding requirements relating to his or her employment; and

(d)	in the event of a sale or transfer of all or part of the shares or assets of the Company, disclosing to any potential acquiring organization the Employee’s personal information solely for the purposes of determining the value of the Company and its assets and liabilities and to evaluate the Employee’s position in the Company. If the Employee’s personal information is disclosed to any potential acquiring organization, the Company will require the potential acquiring organization to agree to protect the privacy of the Employee’s personal information in a manner that is consistent with any policy of the Company dealing with privacy that may be in effect from time to time and/or any applicable law that may be in effect from time to time.

9.2	The Employee may withdraw his or her consent provided herein at any time. The Employee acknowledges that if he or she withdraws their consent, their entitlement to certain employment benefits provided by the Company may be negatively affected and in the event of a sale of business, the acquiring organization may not be in a position to offer continued employment due to a lack of personal information on the Employee.

Section 10             Termination

10.1	This Agreement may be terminated as follows:

(a)	Upon receipt by the Company of the Employee's resignation, in writing, which shall be provided three (3) months prior to the effective date of resignation;

(b)	Forthwith on the death of the Employee. In these circumstances, the Employee (or his or her estate) will be entitled to receive as full and sole compensation in discharge of the Company's obligations to the Employee under this Agreement, all sums due and payable to the date of termination;

(c)	By the Company at any time, and for any reason whatsoever upon notice of six (6) months or payment equal to six (6) months’ base salary. The payments provided for in this Section 10.1(c) shall be inclusive of the Employee's entitlement to notice and severance pay at common law or by statute. The Employee will also be entitled to the continuation of medical and dental benefits until the date of termination; or

(d)	By the Company summarily and without notice, payment in lieu of notice, severance payments, benefits, damages or any sums whatsoever, for any act or omission which constitutes just and reasonable cause as determined under Common Law. In the event of the summary termination of the Agreement under this Section 10.1(d), the Employee shall only be entitled to such compensation as would otherwise be payable to the Employee hereunder up to and including such date of termination, as the case may be; and

(e)	Notwithstanding the foregoing, the Employee's rights and entitlements with respect to any stock options and RSUs shall be in accordance with the relevant incentive plan(s) in effect from time to time.

10.2         Notwithstanding Section 10.1(a) and (c), on or following the service of notice by either party for any reason to terminate this Agreement, the Company may at its sole and absolute discretion terminate the Employee’s employment at any time and with immediate effect by making the Employee a payment in lieu of the notice period (or, if applicable, the remainder of the notice period) equivalent to the Base Salary and benefits at the date of termination.

10.3        If this Agreement is terminated by either party while the Employee is on site, regardless of the circumstances or the reason for termination, the Company will reimburse the Employee for his or her return flight home and any change fees that are incurred by the Employee, and will ensure that the Employee's benefits coverage continues until he or she has returned home.

Section 11             Directorships and Other Offices

11.1         The Company may from time to time in its discretion require the Employee to be nominated and appointed as a director or other officer or manager of the Company or of any of its subsidiary companies, and the Employee agrees to comply with each such request.

11.2         If the Employee is a director or other officer or manager of the Company or of any of its subsidiary companies, the Company is not obliged to ensure that the Employee remains a director or officer or manager and the removal of the Employee as a director or from that office or management position will not amount to a breach of this Agreement or constitute Good Reason.

11.3         If the Employee is at any time not a director of the Company or of any of its subsidiary companies then the Employee shall not be entitled to and shall not hold himself or herself out as a director and the removal of the term "Director" from his or her job title will not constitute a breach by the Company of this Agreement.

11.4         Upon the termination of the Employee's employment by the Company for any reason (unless the Company in writing requires the Employee not to do so) the Employee hereby agrees to resign from and vacate each and every office as director of the Company or of any of its subsidiary companies and every other position which he or she may hold in the Company or subsidiary company to which he or she may have been appointed, and for purposes hereof the Employee hereby irrevocably and unconditionally appoints any director or the company secretary of the Company as his or her agent or attorney to effect each such resignation.

11.5         Notwithstanding the provisions of Section 11.4, the Company may request the Employee to retain his or her office as a director notwithstanding the termination of his or her employment, in which case the Employee shall become a non-executive director of the Company or of its subsidiary companies.

11.6         The Employee hereby indemnifies the Company (and their respective officers, managers and employees) in respect of any claims, losses, costs or expenses whatsoever (including indirect and consequential damages) which may be suffered or incurred by any of them arising out of or in connection with the Employee refusing for any reason whatsoever to resign from and/or vacate any office as a director or other position contemplated in Section 11.4 for purposes of having to have the Employee removed as a director of the Company or a subsidiary company.

Section 12             Confidential Information

12.1        The Employee agrees to keep the affairs and Confidential Information (as defined below) of the Company strictly confidential and shall not disclose the same to any person, company or firm, directly or indirectly, during or after his or her employment by the Company except as authorized in writing by the Board. "Confidential Information" includes, without limitation, the following types of information or material, both existing and contemplated, regarding the Company: corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, patent, trade-mark and trade name applications; any litigation or negotiations; information concerning suppliers; marketing information, including sales, investment and product plans, customer lists, strategies, methods, customers, prospects and market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational and scientific information, including trade secrets; technical information, including technical drawings and designs; any information relating to any mineral projects in which the Company has an actual or potential interest; and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations. The Employee agrees not to use such information, directly or indirectly, for his or her own interests, or any interests other than those of the Company, whether or not those interests conflict with the interests of the Company during or after his or her employment by the Company. The Employee expressly acknowledges and agrees that all information relating to the Company, whether financial, technical or otherwise shall, upon execution of this Agreement and thereafter, as the case may be, be the sole property of the Company, whether arising before or after the execution of this Agreement. The Employee expressly agrees not to divulge any of the foregoing information to any person, partnership, company or other legal entity or to assist in the disclosure or divulging of any such information, directly or indirectly, except as required by law or as otherwise authorized in writing by the Board. The provisions of Section 12 shall survive the termination of this Agreement.

12.2        The Employee agrees that all documents of any nature pertaining to the activities of the Company, including Confidential Information, in the Employee's possession now or at any time during the Employee's period of employment, are and shall be the property of the Company and that all such documents and copies of them shall be surrendered to the Company when requested by the Company.

Section 13             Non-Solicitation

13.1         The Employee covenants and agrees that during his or her employment and for a period of twelve (12) months following the date of termination of his or her employment, however caused, the Employee will not on his or her own behalf or on behalf of any person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person, employ, engage, offer employment or engagement to or solicit the employment or engagement of or otherwise entice away an employee or officer of the Company, whether or not such person would commit any breach of their contract of employment by reason of leaving their service.

13.2        The Employee agrees that a breach by him or her of any of the covenants contained in this Section 13 would result in damages that could not adequately be compensated by monetary award. Accordingly, the Employee agrees that in the event of any such breach, in addition to all other remedies available at law the Company will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of an interdict to ensure compliance with the provisions of this Agreement.

13.3       The Employee further agrees that a breach by him or her of any of the covenants contained in this Section 13 constitutes cause to terminate the Employee’s employment.

Section 14             Representations and Warranties

The Employee represents and warrants to the Company that the execution and performance of this Agreement will not result in or constitute a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any understanding, agreement or commitment, written or oral, express or implied, to which the Employee is currently a party or by which the Employee or Employee's property is currently bound.

Section 15             Governing Law

This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia. Any action or proceeding brought by a party arising out of or in connection with this Agreement shall be brought solely in a court of competent jurisdiction located in the Province of British Columbia, Canada. The parties agree not to contest such exclusive jurisdiction or seek the transfer of any action relating to such dispute to any other jurisdiction. Each of the Parties hereby submits to personal jurisdiction and waives any objection as to venue in the Province of British Columbia.

Section 16             Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the relationship between the Company and the Employee and supersedes all prior arrangements and agreements, whether oral or in writing between the parties hereto with respect to the subject matter hereof.

Section 17             Amendments

No amendment to or variation of the terms of this Agreement will be effective or binding upon the parties hereto unless made in writing and signed by both of the parties hereto.

Section 18             Assignment

This Agreement is not assignable by the Employee. This Agreement is assignable by the Company to any other company that controls, is controlled by, or is under common control with the Company. This Agreement shall enure to the benefit of and be binding upon the Company and its successors and permitted assigns and the Employee and his or her heirs, executors and administrators.

Section 19             Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 20             Headings

The division of this Agreement into Sections and the insertion of headings are for convenience or reference only and shall not affect the construction or interpretation of this Agreement.

Section 21             Time of Essence

Time shall be of the essence in all respects of this Agreement.

Section 22             Independent Legal Advice

The Employee agrees that he or she has had, or has had the opportunity to obtain, independent legal advice in connection with the execution of this Agreement and has read this Agreement in its entirety, understands its contents and is signing this Agreement freely and voluntarily, without duress or undue influence from any party.

Section 23             Notice

23.1         Any notice required or permitted to be made or given under this Agreement to either party shall be in writing and shall be sufficiently given if delivered personally, by electronic transmission, or if sent by prepaid registered mail to the intended recipient of such notice at their respective addresses set forth below or to such other address as may, from time to time, be designated by notice given in the manner provided in this Section:

(a)	in the case of the Company:

Ivanhoe Electric Inc.
#606 – 999 Canada Place
Vancouver, BC Canada V6C 3E1
Attention: Human Resources
Email: hrservices@ivancorp.com

(b)	in the case of the Employee, at the address set forth on the first page hereof or by email at Glen.Kuntz@ivanhoeelectric.com.

23.2         Any notice hand-delivered to the party to whom it is addressed shall be deemed to have been given and received on the day it is so delivered or, if such day is not a business day, then on the next business day following any such day. Any notice delivered by registered mail shall be deemed to have been given and received on the 10th business day following the date of mailing. In the case of facsimile transmission, notice is deemed to have been given or served on the party to whom it was sent at the time of dispatch if, following transmission, the sender receives a transmission confirmation report or, if the sender's facsimile machine is not equipped to issue a transmission confirmation report, the recipient confirms in writing that the notice has been received. In the case of e-mail transmission, notice is deemed to have been given or served on the party to whom it was sent at the time of dispatch if, following transmission, the recipient confirms by e-mail or telephone call that the notice has been received. Notwithstanding the above, no notice will be deemed to have been given to the Employee while on site, or traveling to and from a site unless such notice is hand-delivered to the Employee or the Employee confirms that he or she has received delivery of the notice by another method.

Section 24             Counterparts

This Agreement may be executed in counterparts and shall become operative when each party has executed and delivered at least one counterpart.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

IVANHOE ELECTRIC INC.

/s/ Eric Finlayson
Eric Finlayson, President

SIGNED by the Employee in the presence of:

/s/ Sherry Kudlacek	/s/ Glen Kuntz
Witness Signature	Glen Kuntz

Sherry Kudlacek
Witness Name - Print

Appendix “A”

EMPLOYEE INVENTIONS AND PROPRIETARY RIGHTS ASSIGNMENT AGREEMENT

This Employee Inventions and Proprietary Rights Assignment Agreement (this “Agreement”) made as of the 24th day of January 2022 with Global Mining Management Corporation including all participating shareholders or “Related Entities” (collectively, the “Company”). In consideration of my employment or continued employment by the Company, the compensation now and hereafter paid to me, and for other good and valuable consideration, the receipt of which is hereby acknowledged, I hereby agree as follows:

1.	NON-DISCLOSURE

1.1           Trust and Confidence. I acknowledge that my employment creates a relationship of trust and confidence between me and the Company with respect to any information: (a) applicable to the business of the Company; or applicable to the business of any client or customer of the Company, which may be made known to me by the Company or by any client or customer of the Company, or learned by me in such context during the period of my employment.

1.2           Proprietary Information. The term “Proprietary Information” shall mean any and all confidential or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, Proprietary Information includes: (a) trade secrets, inventions, ideas, processes, formulas, artwork, apparatus, equipment, algorithms, programs, source and object codes, software source documents, data, programs, techniques, sketches, drawings, models, other works of authorship, improvements, innovations, discoveries, developments, designs, and techniques (hereinafter collectively referred to as “Inventions”); (b) information regarding plans for research or development, or actual or contemplated products or services of the Company; (c) technical product, process or service information; (d) information regarding manufacturing or development processes; (e) information regarding budgets or unpublished financial statements, or historic, current or projected financial information, or data about sales, other revenues, prices, costs, margins, expenses, profits, losses, taxes, income, assets, liabilities, shareholders’ equity, or cash flow; (f) information regarding marketing plans, customers, suppliers, price lists, markets, or marketing or distribution channels; (g) information regarding business opportunities, business plans, strategies, partnerships, licensing arrangements, contracts or other legal information; or (h) information regarding the skills and compensation of other employees of the Company. Proprietary Information does not include information which I can clearly prove: (a) is readily available to the public in the same form through no fault of myself; (b) did not originate from the Company and was lawfully obtained by me in the same form from an independent third party without any restrictions on disclosure; or (c) did not originate from the Company and was in my possession in the same form prior to disclosure to me by the Company.

1.3           Recognition of the Company’s Rights; Non-disclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. Notwithstanding the foregoing, it is understood that, at all times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.4           Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than the Company personnel who need to know such information in connection with their work for the Company) or use (except in connection with my work for the Company) Third Party Information unless expressly authorized by an officer of the Company in writing.

1.5           No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.	ASSIGNMENT OF INVENTIONS.

2.1           Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, invention, improvement, copyright, industrial design, artistic design, trademark, service mark, trade or business name, and other intellectual property rights throughout the world and includes, without limitation, the right to apply for registration or protection of any of the foregoing.

2.2           Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Invention in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs, and the fact that full disclosure as to such invention has not been made for that reason. A space is provided on Exhibit A for this purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3           Prior Work. All previous work done by me for the Company relating in any way to the conception, design, development or support of products for the Company is the property of the Company.

2.4           Assignment of Inventions. Subject to Section 2.7, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, which I may solely or jointly conceive, reduce to practice, create, derive, develop or make during the period of my employment with the Company, which either (a) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such Innovation, to the Company’s business or actual or demonstrably anticipated research or development, or (b) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (c) resulted from any work I performed for the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “the Company Inventions”.

2.5           Waiver of Moral Rights. I agree that the Company, its successors and assignees and their licensees are not required to designate me as the author of any Proprietary Information and the Company Inventions (collectively, “Developments”). I hereby waive in whole all moral rights which I may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution.

2.6           Obligation to Keep the Company Informed. During the period of my employment and for twelve (12) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. I will preserve the confidentiality of any Invention covered by this Section.

2.7           Government or Third Party. I also agree to assign all my right, title and interest in and to any particular the Company Invention to a third party, including without limitation a government entity, as directed by the Company.

2.8           Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, Canadian and foreign Proprietary Rights relating to the Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such the Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive, release and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.             RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.             NO IMPACT ON OTHER STATUTORY OBLIGATIONS. The terms of this Agreement are in addition to, and not in lieu of, any other statutory obligation that I may have relating to the protection of Company Inventions, Third Party Information, or Proprietary Information of the Company.

5.             NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

6.             RETURN OF ALL COMPANY DOCUMENTS AND MATERIALS. When I leave my employment with the Company for any reason, I will deliver to the Company any and all written and tangible material in my possession, including but not limited to drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information, or Proprietary Information of the Company.

7.             LEGAL AND EQUITABLE REMEDIES. Because I may have access to and become acquainted with the Proprietary Information of the Company and because a breach of this Agreement will result in irreparable harm to the Company for which there will be no adequate remedy at law, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without the requirement to post security and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.             NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employment with the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

9.	GENERAL PROVISIONS.

9.1          Survival. The provisions of this Agreement shall survive the termination of my employment for any reason and the assignment of this Agreement by the Company to any successor in interest or other assignee.

9.2          Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its successors and assigns.

9.3          Notice. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given as indicated: (i) upon personal delivery to the appropriate address; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgement of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to the employee shall be sent to the current address in the Company's records or such other address as the employee may specify in writing. Notices to the Company shall be sent to the Company's Human Resources Department or to such other address as the Company may specify in writing.

9.4          Governing Law; Consent to Jurisdiction. This Agreement will be governed by and construed according to the laws of British Columbia and the federal laws of Canada applicable therein, without regard to conflicts of laws principles. I irrevocably submit to and accept generally and unconditionally the exclusive jurisdiction of the courts and appellate courts of British Columbia for any action or lawsuit filed there against me by the Company arising from or related to this Agreement. I irrevocably waive any objection I may now or in the future have to the venue of any such action or lawsuit, and any claim I may now or in the future have that any such action or lawsuit has been brought in an inconvenient forum.

9.5          Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9.6           Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

9.7           Assignment. I cannot assign any of its rights, interest or obligations under this Agreement without the prior written consent of the Company.

9.8           Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

9.9          Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

9.10        Counterparts. This Agreement may be executed and delivered in counterparts. Each counterpart may be delivered by any means of electronic communication capable of producing a printed copy. Each counterpart so delivered shall be deemed an original and all counterparts together shall form one and the same document.

This Agreement shall be effective as of the 24th day of January 2022.

I HAVE READ THIS AGREEMENT, UNDERSTAND IT, HAVE HAD THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE IN RESPECT OF IT, AND AGREE TO ITS TERMS. I ACKNOWLEDGE THAT I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT. I FURTHER ACKNOWLEDGE HAVING RECEIVED A FULLY EXECUTED COPY OF THIS AGREEMENT.

GLOBAL MINING MANAGEMENT CORPORATION

/s/ Leslie Lowry
Leslie Lowry, President

IVANHOE ELECTRIC INC.

/s/ Eric Finlayson
Eric Finlayson, President

/s/ Glen Kuntz
Glen Kuntz

Exhibit A

PRIOR INVENTIONS

TO:	GLOBAL MINING MANAGEMENT CORPORATION

DATE:	January 24, 2022

FROM:	Glen Kuntz

SUBJECT:	Previous Inventions

1.             Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment with Ivanhoe Electric Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2.             Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Party(ies)	Relationship

☐	Additional sheets attached.